Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2016 FOURTH QUARTER AND FULL YEAR RESULTS

•	2016 fourth quarter earnings per share of $0.60 compared with $0.94 in the 2015 fourth quarter

•	2016 full year earnings per share of $2.62 compared with $4.11 for 2015

•	2017 first quarter earnings per share guidance of $0.40 to $0.55 compared with $0.71 in the 2016 first quarter

•	Full year 2017 earnings per share guidance of $1.70 to $2.20 compared with $2.62 in 2016

Houston, Texas (February 1, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2016 of $32.4 million, or $0.60 per share, compared with $50.7 million, or $0.94 per share, for the 2015 fourth quarter. Consolidated revenues for the 2016 fourth quarter were $435.7 million compared with $484.1 million reported for the 2015 fourth quarter. Kirby reported net earnings attributable to Kirby for full year 2016 of $141.4 million, or $2.62 per share, compared with $226.7 million, or $4.11 per share, for 2015. Consolidated revenues for 2016 were $1.77 billion compared with $2.15 billion for 2015.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “In the 2016 fourth quarter our earnings per share results were at the high end of our expectations, although we continue to face market challenges across our businesses. In the inland marine transportation market, utilization averaged in the mid-80% range, but improved to the high 80% range through most of December. The improvement in utilization was driven by a combination of factors, including winter weather conditions, which led to a significant increase in delay days relative to the third quarter, as well as the retirement of older barges and some modest volume improvement. In the coastal marine transportation market, utilization was in the low 80% range during the quarter, and customers continued to show a preference for sourcing their coastal transportation needs from vessels trading in the spot market over booking new, or extending existing, term contracts.”

Mr. Grzebinski continued, “Within our diesel engine services segment, the land-based market continued to experience healthy demand for pressure pumping unit remanufacturing, as well as a modest demand increase for transmission overhauls late in the quarter. We also received a small number of orders for ancillary oilfield service and support equipment, such as blenders and cementing trailers, though orders for new pressure pumping units remained elusive. Additionally, customer demand for new engines, transmissions and parts remained weak. In our marine diesel engine services business, our fourth quarter results reflected normal seasonality, as well as continued weakness in the Gulf of Mexico oilfield services market.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2016 fourth quarter were $356.2 million compared with $399.8 million for the 2015 fourth quarter. Operating income for the 2016 fourth quarter was $59.1 million compared with $87.9 million for the 2015 fourth quarter.

Demand for inland tank barge transportation of petrochemicals, refined petroleum products, and agricultural chemicals was stable with modest year over year volume growth. The volume of crude oil and natural gas condensate carried during the quarter increased over the 2016 third quarter, while demand for the transportation of black oil (heavy fuel oil, asphalt, vacuum gas oil) was weak. Kirby’s inland tank barge utilization improved from the low 80% range to the high 80% range over the course of the quarter. Prices for inland equipment on spot contracts were flat sequentially, but both term and spot contract pricing in the fourth quarter were at lower levels relative to last year. Difficult weather during the quarter contributed to better utilization, but also created a number of operating challenges, as dense fog and high winds restricted movements along the Gulf Coast for much of the quarter. Additionally, ice on the Illinois River presented some short-term challenges for upriver transit times and efficiency. Delay days in the fourth quarter increased 124% over the third quarter, but only modestly relative to the 2015 fourth quarter, when we experienced delays due to lock closures and high water conditions.

In the coastal marine transportation market, demand for the transportation of black oil, petrochemicals, and dry products was stable. In refined petroleum products, a surplus of available industry-wide spot market vessel capacity, and the normal seasonal decline related to the cessation of operations in Alaska, resulted in reduced sequential utilization. Utilization for the coastal tank barge fleet was in the low 80% range. During the fourth quarter, Kirby took delivery of a new 155,000 barrel articulated tank barge and tugboat unit (“ATB”), which transported ethanol from the Great Lakes to the Northeast on its maiden voyage in late November.

The marine transportation segment’s 2016 fourth quarter operating margin was 16.6% compared with 22.0% for the fourth quarter of 2015. The decline in operating margin was primarily a result of lower pricing on inland term and spot contracts and lower equipment utilization, as well as a larger number of coastal vessels trading in the spot market which led to lower utilization and an increase in non-billable repositioning and port expenses.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2016 fourth quarter were $79.4 million with operating income of $1.3 million, compared with 2015 fourth quarter revenues of $84.3 million and an operating loss of $0.5 million.

Demand for new engines, transmissions and parts remained weak during the quarter, however, transmission overhauls improved modestly towards the end of the quarter. Demand for pressure pumping unit remanufacturing was strong throughout the quarter. The year over year decline in fourth quarter revenues was primarily due to the sale of a non-core business in the land-based diesel engine services market during the 2015 fourth quarter. During the 2016 fourth quarter, no new orders for pressure pumping unit manufacturing were received, however, there were a small number of customer inquiries, as well as a small number of orders for ancillary oilfield service and support equipment. In the marine diesel engine services market, customer demand continued to be negatively impacted by weakness in the Gulf of Mexico oilfield services market. Diesel engine service demand in other marine markets and in the power generation market reflected a normal seasonal decline from the previous quarter.

The diesel engine services operating margin was 1.7% for the 2016 fourth quarter compared with (0.6)% for the 2015 fourth quarter. The year over year improvement in operating margin was primarily a result of lower costs in the land-based diesel engine services market, increasing demand for pressure pumping remanufacturing, as well as the modest pickup in transmission overhauls.

Cash Generation
EBITDA of $445.0 million for 2016 compares with 2015 EBITDA of $571.4. Kirby’s cash flow from operations was used to fund capital expenditures of $231.1 million, including $10.7 million for new inland tank barge and towboat construction, $106.3 million for progress payments on the construction of three new coastal ATBs, two 4900 horsepower coastal tugboats and a 35,000 barrel coastal petrochemical tank barge, and $114.1 million primarily for upgrades to the existing inland and coastal fleets. In addition, 2016 acquisition expenditures were $137.1 million, including $85.5 million for the acquisition of SEACOR Holdings Inc.’s inland tank barge fleet, $13.7 million to acquire a leased coastal barge from the lessor, and $26.5 million to purchase four coastal tugboats. Acquisition expenditures for 2016 also included $11.4 million in the diesel engine services segment for the purchase of certain assets of Valley Power Systems, Inc. Total debt as of December 31, 2016 was $722.8 million compared to $774.8 million at December 31, 2015 and Kirby’s debt-to-capitalization ratio was 23.1%.

Outlook
Commenting on the 2017 first quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2017 first quarter is $0.40 to $0.55 per share and our full year 2017 guidance is $1.70 to $2.20 per share. Both our first quarter and full year guidance ranges contemplate inland marine transportation utilization in the mid-80% to low 90% range and the full year effect of pricing declines experienced in 2016. We expect industry-wide retirements, lack of new-builds, and additional petrochemical volumes to improve year over year utilization and lead to a modestly better pricing environment in the second half of 2017. In our coastal market, we expect utilization in the mid-70% to mid-80% range both for the first quarter and the full year, as a result of more coastal equipment trading in the spot market. Our guidance range encompasses pricing on coastal market contract renewals declining in the mid-single to low double-digit percentage range relative to year ago levels.”

Mr. Grzebinski continued, “In our diesel engine services segment, we expect improving fundamentals in the land-based market to continue through the year with breakeven quarterly operating income at the low end of 2017 guidance and operating margins in the high single digits at the high end. In our marine diesel engine and power generation markets, we expect full year 2017 results to be relatively consistent with 2016 with some modest benefit from the Valley Power Systems acquisition made late last year.”

Kirby expects 2017 capital spending to be in the $165 to $185 million range. Capital spending guidance includes approximately $50 million in progress payments on new coastal equipment, including a 155,000 barrel ATB, two 4900 horsepower and six 5000 horsepower coastal tugboats, and final costs on a new petrochemical tank barge. The balance of $115 to $135 million is primarily for two inland tank barges and capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, February 2, 2017, to discuss the 2016 fourth quarter and full year performance as well as the outlook for the 2017 first quarter and full year. The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers. The confirmation number is 0592382. An audio playback will be available at 1:00 p.m. central time on Thursday, February 2, 2017, through 5:00 p.m. central time on Thursday, February 9, 2017, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers. The replay access code is 10098922. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2016 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2016	2015	2016	2015
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$356,216	$399,789	$1,471,893	$1,663,090
Diesel engine services	79,434	84,349	298,780	484,442
	435,650	484,138	1,770,673	2,147,532
Costs and expenses:
Costs of sales and operating expenses	278,977	300,725	1,126,952	1,362,366
Selling, general and administrative	40,804	44,269	174,752	193,237
Taxes, other than on income	6,413	5,294	22,730	20,699
Depreciation and amortization	52,490	49,890	200,917	192,240
Loss (gain) on disposition of assets	166	(426)	127	(1,672)
	378,850	399,752	1,525,478	1,766,870
Operating income	56,800	84,386	245,195	380,662
Other income (expense)	47	9	241	(212)
Interest expense	(4,477)	(4,280)	(17,690)	(18,738)
Earnings before taxes on income	52,370	80,115	227,746	361,712
Provision for taxes on income	(19,512)	(29,043)	(84,942)	(133,742)
Net earnings	32,858	51,072	142,804	227,970
Less: Net earnings attributable to noncontrolling interests	(503)	(384)	(1,398)	(1,286)

Net earnings attributable to Kirby	$32,355	$50,688	$141,406	$226,684

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.60	$0.94	$2.63	$4.12
Diluted	$0.60	$0.94	$2.62	$4.11
Common stock outstanding (in thousands):
Basic	53,469	53,684	53,454	54,729
Diluted	53,538	53,746	53,512	54,826

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2016	2015	2016	2015
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$32,355	$50,688	$141,406	$226,684
Interest expense	4,477	4,280	17,690	18,738
Provision for taxes on income	19,512	29,043	84,942	133,742
Depreciation and amortization	52,490	49,890	200,917	192,240
	$108,834	$133,901	$444,955	$571,404

Capital expenditures	$61,761	$80,273	$231,066	$345,475
Acquisitions of businesses and marine equipment	$11,440	$-	$137,072	$41,250

	December 31,
	2016	2015
	(unaudited, $ in thousands)
Long-term debt, including current portion	$722,802	$774,849
Total equity	$2,412,867	$2,279,196
Debt to capitalization ratio	23.1%	25.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2016	2015	2016	2015
	(unaudited, $ in thousands)

Marine transportation revenues	$356,216	$399,789	$1,471,893	$1,663,090

Costs and expenses:
Costs of sales and operating expenses	218,879	234,747	900,766	981,525
Selling, general and administrative	23,531	26,536	108,917	112,193
Taxes, other than on income	6,146	4,939	20,817	18,732
Depreciation and amortization	48,539	45,655	184,291	175,798
	297,095	311,877	1,214,791	1,288,248

Operating income	$59,121	$87,912	$257,102	$374,842

Operating margins	16.6%	22.0%	17.5%	22.5%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2016	2015	2016	2015
	(unaudited, $ in thousands)

Diesel engine services revenues	$79,434	$84,349	$298,780	$484,442

Costs and expenses:
Costs of sales and operating expenses	60,098	65,978	226,186	380,841
Selling, general and administrative	14,696	15,240	54,714	70,267
Taxes, other than income	254	344	1,861	1,915
Depreciation and amortization	3,060	3,251	12,833	12,498
	78,108	84,813	295,594	465,521

Operating income (loss)	$1,326	$(464)	$3,186	$18,921

Operating margins	1.7%	(0.6)%	1.1%	3.9%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2016	2015	2016	2015
	(unaudited, $ in thousands)

General corporate expenses	$3,481	$3,488	$14,966	$14,773

Loss (gain) on disposition of assets	$166	$(426)	$127	$(1,672)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2016	2015	2016	2015
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,973	3,044	11,161	12,502
Revenue/Ton Mile (cents/tm) (3)	7.7	8.6	8.5	8.7
Towboats operated (average) (4)	230	243	234	248
Delay Days (5)	2,078	2,039	7,278	7,924
Average cost per gallon of fuel consumed	$1.64	$1.68	$1.46	$1.92

Barges (active):
Inland tank barges			876	898
Coastal tank barges			69	70
Offshore dry-cargo barges			6	6
Barrel capacities (in millions):
Inland tank barges			17.9	17.9
Coastal tank barges			6.2	6.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2016 inland marine transportation revenues of $230,033,000 divided by 2,973,000,000 inland marine transportation ton miles = 7.7 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.